News Announcement

CONTACT:
Richard Gaetz, President/CEO	Robert Rinderman
Sean Washchuk, VP Finance/CFO	Purdy Tran
Vitran Corporation Inc.	Jaffoni & Collins Incorporated
416/596-7664	212/835-8500 or VVN@jcir.com

FOR IMMEDIATE RELEASE

VITRAN EXPANDS AND EXTENDS BANK CREDIT FACILITY

TORONTO, ONTARIO (January 13, 2005) — Vitran Corporation Inc. (AMX: VVN, TSX: VTN), a North American transportation and logistics firm, today announced that it has increased its borrowing capacity under its existing syndicated credit facilities agented with the Bank of Nova Scotia, and extended its repayment term. (Note: all figures in this news announcement are in $U.S.)

Pursuant to the amended credit agreement, borrowing capacity under the unused revolving facility has been increased from $19 million to $35 million. Additionally, the term credit facility was reduced from $20 million to $15 million, and the repayment period on both the revolver and term facility was extended by 13 months to September 30, 2007. As a result Vitran’s borrowing capacity was increased from $39 million to $50 million. Vitran’s total debt at September 30, 2004 was $20 million.

Vitran President and Chief Executive Officer Rick Gaetz stated, “We are pleased with the long-term support and commitment we have received from Bank of Nova Scotia and the syndicate. Increasing Vitran’s borrowing capacity to $50 million has enhanced our financial capacity to pursue opportunistic growth strategies in the U.S. regional LTL market.”

About Vitran Corporation Inc.
Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (AMX:VVN, TSX:VTN), visit the website at www.vitran.com.

Information in this news announcement relating to projected growth, improvements in productivity and future results constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to economic factors, demand for the Company’s services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition and environmental hazards. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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